EXHIBIT 99.1

Capstone Therapeutics Announces Adjournment of Its Annual Meeting of Stockholders and Intention to Reconvene the Meeting on June 28, 2011

TEMPE, Ariz., June 8, 2011 (GLOBE NEWSWIRE) -- Capstone Therapeutics (Nasdaq:CAPS) (the "Company") announced that at its Annual Meeting held on Monday June 6, 2011, there were insufficient shares represented by person or by proxy at the meeting to establish a quorum for the election of directors. Accordingly, the meeting was adjourned and scheduled to reconvene on June 28, 2011 at 10:00 AM PDT at the Company's offices located at 1275 W. Washington Street, Suite 101, Tempe, Arizona.

Brokers are no longer allowed to vote without instructions on the election of directors, making it very important for stockholders to vote to ensure sufficient votes are present to achieve a quorum. Without a quorum, the directors cannot be elected at the reconvened meeting. Stockholders are requested to either return their proxy cards in the envelope provided with the previously delivered proxy materials or vote on www.proxyvote.com. Stockholders may contact their broker to obtain their voter identification number if they no longer can locate their proxy card.

Copies of the Company's proxy materials are available at www.capstonethx.com .

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

The Capstone Therapeutics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5429

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CONTACT: Karen Struck, Investor Relations
         (602) 286-5250
         kstruck@capstonethx.com

         Lauren Glaser - The Trout Group
         (415) 392-3310
         lglaser@troutgroup.com